Exhibit 1A-6.4

 Securitize Markets, LLC

535 5th Avenue

16th Floor

New York, NY 10017

January 4, 2022

Hygienic Dress League Corp.

405 West Grand Blvd.

Detroit, MI 48216

Re:  Regulation A Offering

This agreement (this "Agreement") will confirm the arrangements under which Securitize Markets, LLC ("SM") has been engaged by Hygienic Dress League Corp., a Delaware corporation (the "Company"), to provide the services set forth below in connection with the Offering (as defined below).

1.       Services. The Company hereby retains SM and SM agrees to act as a non-exclusive placement agent in connection with an offering to investors of up to an aggregate of 600,000 of securities (the "Securities") relying on an exemption from registration under the Securities Act of 1933, as amended ("Securities Act"), pursuant to Regulation A (the "Offering"). The Securities are being offered pursuant to a confidential private placement memorandum together with any applicable exhibits, attachments, amendments or supplements thereto prepared and furnished by the Company (the "Memorandum").

The Company shall pay SM the compensation set forth in Section 3 of this Agreement with respect to Securities sold in the Offering to "accredited investors"1 and institutional investors who invest in the Offering through the Site (as defined below) (each an "Investor"). Notwithstanding the foregoing, SM shall have no authority to bind the Company with respect to any prospective offer to purchase the Securities.

The Offering will be offered and sold to eligible Investors electronically through a website maintained by SM (the "Site"). In connection with the Offering, SM will: (i) post the Memorandum and a purchase agreement for the Offering on the Site and any marketing materials (e.g., pitchbooks, etc.) or other materials as agreed upon by SM and the Company (the Memorandum and such other materials collectively, the "Offering Materials") to be viewed by potential Investors that have been approved by SM prior to first use; (ii) provide an electronic platform for the offer to, and the purchase by Investors of, Securities being offered in the Offering; (iii) accept, record, confirm and reconfirm, if applicable, Investor commitments; (iv) open accounts for eligible Investors with SM and other SM affiliates if necessary; (v) provide Offering updates; and (vi) to the extent necessary, have processes in place to issue Investor transaction confirmations and statements to Investors containing the terms of their investment.

1 See Rule 501 of Regulation D under the Securities Act for the definition of accredited investor.

The Company will promptly take all actions necessary to qualify the offer and sale of the Securities as a private placement under U.S. federal and state securities ("blue sky") laws, as applicable. To the extent necessary, these actions shall be taken in each relevant jurisdiction prior to SM posting Offering Materials on the Site or otherwise marketing the Securities. The Company shall be solely responsible for monitoring compliance by it and its affiliates with laws and regulations applicable to the registration or exemption of the Offering. The Company will file in a timely manner with the SEC and/or each state regulatory authority any notices or other filings with respect to the Securities required by the rules promulgated under the Securities Act and/or applicable state laws or regulations and shall, upon SM's written request, furnish to SM a signed copy of each such notice or filing. SM shall cooperate with the Company, and provide the Company with information as requested by the Company in order to facilitate such filings.

2.       Cooperation.

(a)       The Company authorizes SM and its affiliates or agents to review and perform due diligence of the Company and Offering. The Company shall furnish SM with the information and data that SM requests in connection with SM's services under this Agreement, and the Company hereby represents and warrants that all such information, including, without limitation, the Offering Materials, shall be true and correct and shall not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading at all times (the "Issuer Information"). The Company acknowledges and agrees that SM will use the Issuer Information provided by the Company and other information SM requests from the Company to, among other things, perform or obtain reviews of the Company and Offering as well as required reviews of the background of the Company, its affiliates and predecessors, and its officers, directors and 20 percent shareholders (so-called "Bad Actor" checks). The Company shall use its commercially reasonable efforts to facilitate access, as reasonably requested by SM, to the Company's officers, directors, employees and professional advisors. If either the Company or SM reasonably concludes that any modifications to the Offering Materials are necessary after the Issuer Information has been provided to SM and the Offering Materials have been made available to potential Investors on the Site or otherwise, the Company shall immediately update Offering Materials. SM will have no obligation to continue making Offering Materials available until such updates are complete. The Company acknowledges that SM is not acting as an agent of the Company or in a fiduciary capacity with respect to the Company and that SM is not assuming any duties or obligations other than those expressly set forth in this Agreement.

(b)       SM shall have the right to review all Offering Materials and other written communications furnished by or on behalf of the Company in connection with the Offering prior to first use, and to review and approve all Offering Materials to be publicly distributed that identify SM or its involvement in the Offering, prior to first use. Notwithstanding the foregoing, the Company acknowledges and understands that SM: (i) will be relying solely on information provided by the Company and other information available from generally recognized public sources in performing the services contemplated hereunder; (ii) will not independently verify the accuracy or completeness of such information or make an independent appraisal of the Company or its investments, business or assets; (iii) does not assume responsibility for and may rely, without independent verification, on the accuracy and completeness of any such information; and (iv) will assume that any financial forecasts furnished to or discussed with SM by the Company have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's management.

(c)       SM must perform anti-money laundering, sanctions, and know-your-customer screening of Site Investors to, among other things, confirm each Investor's status as an "accredited investor" and qualification to invest in the Offering. The Company shall cooperate with SM in conducting the verification and screening of eligible Investors in connection with the Offering.

3.       Compensation; Expenses; Payments.

(a)       Company Onboarding & Due Diligence Fee. The Company shall pay a non-refundable initial Onboarding and Due Diligence fee of [●] upon execution of this Agreement. SM will perform onboarding and due diligence only after payment by the Company of the Onboarding and Due Diligence fee and such fee is non-refundable regardless of the outcome of due diligence performed by SM.

(b)       Placement Fee. The Company shall pay SM a cash placement fee equal to [●]% of the aggregate gross proceeds received from Investors (the "Placement Fees").

(c)       Expenses. The Company shall promptly reimburse SM upon request for reasonable out-of-pocket expenses incurred by SM in connection with the services provided hereunder, including, without limitation, travel costs, Site maintenance, and other customary expenses for this type of engagement, including, without limitation, out-of-pocket legal or regulatory fees, costs and expenses (including without limitation, any Offering-related regulatory filing fees and reasonable out-of-pocket counsel or consultant fees, related to the review of Offering Materials for compliance with applicable SEC/FINRA rules).

(d)       All fees and expenses payable hereunder are net of all applicable withholding and similar taxes.

4.       Indemnification, etc. As further consideration under this Agreement, the Company shall indemnify and hold harmless the Indemnified Persons (as defined in Schedule A) in accordance with Schedule A. The terms and provisions of Schedule A are incorporated by reference herein, constitute a part hereof and shall survive any termination or expiration of this Agreement.

5.       Certain Representations of the SM. SM represents and warrants to the Company, as of the date hereof and through the completion of the Offering, that: (i) SM is duly registered with the U.S. Securities and Exchange Commission ("SEC") as a broker-dealer and that it is a member in good standing of the Financial Industry Regulatory Authority ("FINRA"); (ii) it has all governmental licenses (including, as applicable, both federal and state broker dealer licenses) required for its activities in connection with the Offering; (iii) neither SM nor any of its affiliates has taken, and shall not take, any action, directly or indirectly, so as to cause the Offering to fail to qualify for an exemption from registration under of the Securities Act; (iv) there has occurred no event with respect to SM (a) that would make the Offering ineligible for reliance on Regulation A as a result of the application of Rule 262 under the Securities Act, or (b) that is required to be disclosed in the Memorandum; and (v) SM will conduct the services provided under this Agreement in compliance with applicable law.

6.       Certain Representations of the Company. The Company represents and warrants to SM on behalf of itself and its affiliates, as of the date hereof and through the completion of the Offering, that: (i) it has been duly organized, is validly existing and in good standing under the laws of the jurisdiction in which it was organized, with full power and authority to conduct its business as described in the Offering Materials; (ii) it has taken all required organizational and legal action necessary to execute and deliver this Agreement to SM; (iii) it has duly authorized, executed and delivered this Agreement, which constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms; (iv) the Offering Materials will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; (v) neither the Company nor any of its affiliates has taken, and shall not take, any action, directly or indirectly, so as to cause the Offering to fail to qualify for an exemption from registration under the Securities Act; (vi) there has occurred no event with respect to the Company (a) that would make the Offering ineligible for reliance on Regulation A as a result of the application of Rule 262 under the Securities Act, or (b) that is required to be disclosed in the Memorandum; and (vii) the Company will conduct all activity related to the Offering and the Securities in compliance with applicable law.

7.       Term; Termination. The term (the "Term") of this Agreement shall be from the date hereof until the earlier of: (i) 12 months from the date hereof; or (ii) the date of the closing of the Offering as agreed by SM and the Company. SM's engagement hereunder will commence upon the execution of this Agreement by both parties, and shall be terminable by either party, with or without cause, on 30 days' prior written notice to the other. Upon any termination of this Agreement, the Company shall promptly pay SM any Placement Fee and any other outstanding fees earned or expenses incurred prior to the date of such termination. In the event of any expiration or termination of this Agreement, SM shall continue to be entitled to earn a Placement Fee as set forth in Section 3 for a period of 12 months following the date of any such expiration or termination with respect to any Investor who registers on the Site prior to the date of such expiration or termination and later purchases Securities in the Offering directly through the Company or otherwise. For purposes of this provision, the Company shall include any successor thereto or any entity formed or sponsored by the Company for the purpose of executing a transaction described herein. Upon any termination of this Agreement, the rights and obligations of the parties hereunder shall terminate, except for the obligations set forth in Sections 3 and 4, 7 through 11, 13, and Schedule A, which shall all survive such termination.

8.       Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to the rules governing the conflicts of laws.

9.       Arbitration. The parties agree that any dispute, claim or controversy directly or indirectly relating to or arising out of this Agreement, the termination or validity hereof, any alleged breach of this Agreement or the engagement contemplated hereby, may only be brought in arbitration, pursuant to the rules of FINRA, with venue in New York City, New York. Each of the Parties hereby consents to this method of dispute resolution, as well as jurisdiction, and waives any right it may have to object to either the method, venue or jurisdiction for such claim or dispute. Any award an arbitrator makes will be final and binding on all Parties and judgment on it may be entered in any court having jurisdiction. Furthermore, the prevailing party shall be entitled to recover damages plus reasonable attorney's fees.

10.       Announcements, etc. The Company hereto agrees that SM shall have the right to reference the Company's name (and display the Company's logo) and the Offering and SM's role in the Offering in any marketing materials and on SM's website and advertisements online or through other advertising channels. SM agrees that it will cooperate with the Company as necessary with respect to any publicity concerning the Offering and SM understands that the Company will be responsible for the release of all press releases concerning the Offering. Notwithstanding the foregoing, the Company acknowledges that information concerning the Offering shall, to the extent permitted by applicable law, be disclosed on the SM website and SM may engage in other public efforts to effectuate the Offering and the information to be used on the SM website or in such efforts.

11.       Confidentiality. Except as contemplated by the terms hereof, as necessary to conduct the Offering and for the maintenance of the Securities following the Offering, with respect to any information or advice relating to U.S. tax structure provided to the Company by SM, or as required by applicable law or pursuant to an order entered or subpoena issued by a court of competent jurisdiction or in response to a request from a banking regulator, each party hereto shall keep confidential all non-public information provided to it by the other and shall not disclose such information to any third party; provided, however, that (a) such party may share such non-public information with its employees or representatives who have a need to know such non-public information (the "Representatives"), and provided that such party shall instruct any such Representatives of the confidentiality obligations hereof and ensure that such Representatives are subject to confidentiality obligations similar hereto; and (b) the Company and its Representatives shall keep confidential the names of all Investors and shall not disclose the name of or any non-public information about any Investor without such Investor's consent to any third party, other than the Company's Representatives. Each party shall be responsible for the breach of this Agreement by its Representative(s).

12.       Use of Affiliates. Notwithstanding anything to the contrary herein, the Company understands and agrees to allow SM to engage its affiliates or third-parties to provide certain services contemplated in this Agreement. To the extent permitted by applicable law and the confidentiality provisions herein, SM may in connection with the services to be provided under this Agreement share with its affiliates or third-parties, and such affiliates or third-parties may share with SM, any non-public information (including, without limitation, as to the creditworthiness of any party) relating to the Company and its affiliates and any other matters contemplated hereby.

13.       Miscellaneous. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and may not be amended or modified except in writing signed by each party hereto. This Agreement may not be assigned by either party hereto without the prior written consent of the other, to be given in the sole discretion of the party from whom such consent is being requested. Any attempted assignment of this Agreement made without such consent shall be void and of no effect, at the option of the non-assigning party. If any provision hereof shall be held by a court of competent jurisdiction to be invalid, void or unenforceable in any respect, or against public policy, such determination shall not affect such provision in any other respect nor any other provision hereof. The Company and SM shall endeavor in good faith negotiations to replace any provisions of this Agreement that are determined to be invalid, void or unenforceable. Headings used herein are for convenience of reference only and shall not affect the interpretation or construction of this Agreement. This Agreement may be executed in multiple counterparts, including counterparts delivered electronically, each of which will be deemed to be an original and all of which together will be deemed to be one and the same document.

[Signature page is next]

Please sign below and return to SM to indicate your acceptance of the terms set forth herein, whereupon this Agreement and your acceptance shall constitute a binding agreement between the Company and SM as of the date first written above.

Sincerely,

Securitize Markets, LLC

By:
Name: [●]
Title: [●]

Accepted and Agreed:

Hygienic Dress League Corp.

By:
Name: Steven Coy
Title: President

SCHEDULE A

Reference is made to the engagement letter between SM and the Company to which this Schedule A is attached (as amended from time to time in accordance with the terms thereof, the "Agreement"). Unless otherwise noted, all capitalized terms used herein shall have the meanings set forth in the Agreement.

As further consideration under the Agreement, the Company agrees to indemnify and hold harmless SM and its affiliates, and each of their respective officers, directors, managers, members, partners, employees and agents, and any other persons controlling SM or any of its affiliates (collectively, "Indemnified Persons"), to the fullest extent lawful, from and against any claims, liabilities, losses, damages and expenses (or any action, claim, suit or proceeding (an "Action") in respect thereof), as and when incurred, related to or arising out of or in connection with SM's services (whether occurring before, at or after the date hereof) under the Agreement, the Offering or any Indemnified Person's role in connection therewith, whether or not resulting from an Indemnified Person's negligence ("Losses"), provided, however, that the Company shall not be responsible for any Losses to the extent such Losses resulted solely from SM's gross negligence, fraud or willful misconduct.

The Company agrees that no Indemnified Person shall have any liability to the Company or its owners, parents, affiliates, security holders or creditors for any Losses, except to the extent such Losses are determined, by a final, non-appealable judgment by a court or arbitral tribunal, to have resulted solely from SM's gross negligence, fraud or willful misconduct including, without limitation any material breach of this Agreement or material violation of applicable law by SM.

The Company agrees that it will not settle or compromise or consent to the entry of any judgment in, or otherwise seek to terminate any pending or threatened Action in respect of which indemnification or contribution may be sought hereunder (whether or not any Indemnified Person is a party to such Action) unless SM has given its prior written consent, or the settlement, compromise, consent or termination (i) includes an express unconditional release of such Indemnified Person from all Losses arising out of such Action and (ii) does not include any admission of fault on the part of any Indemnified Person.

If, for any reason (other than the gross negligence, fraud, or willful misconduct of an Indemnified Person as provided above) the foregoing indemnity is judicially determined to be unavailable to an Indemnified Person for any reason or insufficient to hold any Indemnified Person harmless, then the Company agrees to contribute to any such Losses in such proportion as is appropriate to reflect the relative benefits received or proposed to be received by the Company on the one hand and by SM on the other, from the Offering or, if allocation on that basis is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and SM on the other, but also the relative fault of the Company and SM, as well as any relevant equitable considerations. Notwithstanding the provisions hereof, the aggregate contribution of all Indemnified Persons to all Losses shall not exceed the amount of fees actually received by SM with respect to the services rendered pursuant to the Agreement. Relative benefits to the Company, on the one hand, and to SM, on the other hand, shall be deemed to be in the same proportion as (i) the total transaction value of the Offering bears to (ii) all fees actually received by SM in connection with the Agreement.

SCHEDULE A

The Company agrees to reimburse the Indemnified Persons for all reasonable expenses (including, without limitation, reasonable fees and expenses of counsel) as they are incurred in connection with investigating, preparing, defending or settling any Action for which indemnification or contribution has or is reasonably likely to be sought by the Indemnified Person, whether or not in connection with litigation in which any Indemnified Person is a named party; provided that if any such reimbursement is determined by a final, non-appealable judgment by a court or arbitral tribunal, to have resulted solely from SM's gross negligence, fraud or willful misconduct, such Indemnified Person shall promptly repay such amount to the Company.

The indemnity, contribution and expense reimbursement obligations set forth herein: (i) shall be in addition to any liability the Company may have to any Indemnified Person at common law or otherwise; (ii) shall survive the expiration or termination of the Agreement or completion of SM's services hereunder; (iii) shall apply to any modification of SM's engagement; (iv) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of SM or any other Indemnified Person; (v) shall be binding on any successor or assign of the Company and successors or assigns to the Company's business and assets; and (vi) shall inure to the benefit of any successor or assign of any Indemnified Person.